Exhibit 99.1

F&H Acquisition Corp. to Launch Cash Tender Offer for Fox & Hound Restaurant Group for $14.75 Per Share

Monday December 12, 8:07 pm ET

Offer Tops Previous $14.00 Proposal Announced by the Company

DALLAS, Dec. 12 /PRNewswire/ -- F&H Acquisition Corp., an entity owned by Newcastle Partners, L.P. ("Newcastle") and Steel Partners II, L.P. ("Steel"), today announced that it will commence a cash tender offer to purchase all of the outstanding shares of common stock of Fox & Hound Restaurant Group (Nasdaq: FOXX - News) not already owned by it for $14.75 per share.

The tender offer will be subject to customary conditions, including (i) a majority of Fox & Hound's shares on a fully diluted basis being tendered and not withdrawn, (ii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the obtaining of all consents, approvals or authorizations required by all state, city or local liquor licensing boards, agencies or other similar entities and (iv) Newcastle and Steel being satisfied that Section 203 of the Delaware General Corporation Law is inapplicable to the Offer to Purchase and the potential merger thereafter. The offer will not be subject to or conditioned upon any financing arrangements. Newcastle and Steel expect to commence the tender offer on or before December 23, 2005.

In connection with announcing the tender offer, F&H Acquisition Corp. has sent a letter to Fox & Hound expressing its willingness to offer to acquire Fox & Hound, through an appropriate acquisition entity by merger, subject to customary conditions, for $14.75 per share in cash. The letter is attached and included as part of this press release.

"We believe our all cash offer is clearly superior to the $14.00 proposal made in the LLCP Letter, as it will provide stockholders with immediate liquidity at a premium to market and an immediate opportunity to maximize their investment in Fox & Hound," said Mark E. Schwarz, President and CEO of F&H Acquisition Corp. "We hope that Fox & Hound management will support our offer."

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY FOX & HOUND'S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT F&H ACQUISITION CORP. INTENDS TO FILE ON OR BEFORE DECEMBER 23, 2005. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV OR FROM F&H ACQUISITION CORP.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, among others: the willingness of Fox & Hound stockholders to tender their shares in the tender offer and the number and timing of shares tendered; the receipt of third party consents to the extent required for the acquisition; and satisfaction of the various closing conditions. Other important factors that could cause actual results to differ materially are included but are not limited to those listed in Fox & Hound's periodic reports and registration statements filed with the Securities and Exchange Commission. F&H Acquisition Corp. undertakes no obligation to update information contained in this release.

A copy of the letter to the Special Committee of the Board of Directors of Fox & Hound Restaurant Group is reprinted below:

December 12, 2005

Via Facsimile and Federal Express

Special Committee of the Board of Directors
Fox & Hound Restaurant Group
1551 North Waterfront Parkway
Suite 310
Wichita, Kansas 67206

Gentlemen:

Newcastle Partners, L.P. ("Newcastle"), which is the beneficial owner of 836,049 shares of common stock of Fox & Hound Restaurant Group ("Fox & Hound"), constituting in excess of 8.3% of its currently issued and outstanding common stock, and Steel Partners II, L.P. ("Steel") believe that the letter of intent, dated October 4, 2005, executed by Fox & Hound with Levine Leichtman Capital Partners (the "LLCP Letter") for the acquisition of Fox & Hound's outstanding common stock, was not and is not in the best interests of Fox & Hound's stockholders. Accordingly, F&H Acquisition Corp., a Delaware corporation jointly owned by Newcastle and Steel, has announced its intention to commence a tender offer, subject to certain conditions, to acquire all of the outstanding shares of Fox & Hound at a price of $14.75 per share in cash. F&H Acquisition Corp. believes that it would be in the best interest of Fox & Hound stockholders to enter into a negotiated and definitive tender offer/merger agreement as soon as possible. F&H Acquisition Corp. would also cash-out outstanding in-the-money options and warrants at this price. F&H Acquisition Corp. believes our offer could result in the payment of the breakup fee of approximately $.50 per share contained in the LLCP Letter.

F&H Acquisition Corp. proposes that this transaction be accomplished through a definitive tender offer/merger agreement on the same terms as our tender offer. Please note that our offer would not be subject to financing. Newcastle and Steel would provide F&H Acquisition Corp. with the funds from their cash on hand to purchase Fox & Hound's equity. We believe this all-cash offer is clearly superior to the $14.00 proposal made in the LLCP Letter as it will provide stockholders and optionholders with immediate liquidity at a premium to market and an immediate opportunity to maximize their investment in Fox & Hound.

F&H Acquisition Corp. desires to retain existing Fox & Hound personnel including senior management. F&H Acquisition Corp. is prepared to negotiate appropriate employment agreements as part of the negotiation of a definitive tender offer/merger agreement.

Our proposal, however, would be conditioned upon obtaining agreed upon consents and approvals, including approval of the Board of Directors, waiver of any other anti-takeover provisions, any approvals required under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, consents, approvals or authorizations required by all state, city or local liquor licensing boards, agencies or other similar entities, termination of the LLCP Letter and certain other customary conditions, including no material adverse change in Fox & Hound's business from what has been publicly disclosed. Please note that F&H Acquisition Corp. will commence a tender offer by no later than December 23, 2005 if the parties cannot negotiate a definitive tender offer/merger agreement.

We stand ready to meet with the Board of Directors and its representatives as soon as possible. Please contact the undersigned, Mark Schwarz, at (214) 661-7474 or our counsel Steve Wolosky, Esq. of Olshan Grundman Frome Rosenzweig & Wolosky LLP at (212) 451-2333 to discuss any questions the Board might have.

Very truly yours,

F&H ACQUISITION CORP.

By: /signature/
Name: Mark E. Schwarz
Title: President and Chief Executive Officer

NEWCASTLE PARTNERS, L.P.

By: Newcastle Capital Management, L.P. its General Partner
By: Newcastle Capital Group, L.L.C. its General Partner

By: /signature/
Name: Mark E. Schwarz
Title: Managing Member

STEEL PARTNERS II, L.P.

By: Steel Partners, L.L.C. General Partner

By: /signature/
Name: Warren G. Lichtenstein
Title: Managing Member

cc: Fox & Hound Board of Directors